EXHIBIT 4.2

NEUTRAL TANDEM, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made November 19, 2004, among Neutral Tandem, Inc. (“NTI”), a Delaware corporation and those stockholders of NTI listed on Exhibit A, hereof (the “Stockholders”).

RECITALS:

WHEREAS, as of the date hereof, each Stockholder beneficially owns and is entitled to vote the number of (a) shares of common stock, par value $0.001 per share of NTI (“NTI Common Stock”), and (b) shares of Series A Convertible Preferred Stock, par value $0.001 per share, of NTI (“NTI Series A Stock”) set forth opposite such Stockholder’s name on Exhibit B hereto.

WHEREAS, NTI, and the purchasers named therein, are entering into that certain Series B Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), and it is a condition to the closing of the Stock Purchase Agreement that the parties hereto execute this Voting Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained in this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Stock Purchase Agreement. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“beneficially own” shall have the meaning set forth in Rule 13d-3 under the 1934 Act.

“NTI Preferred Stock” shall mean the NTI Series A Stock and the NTI Series B-1 Stock.

“NTI Stock” shall mean NTI Common Stock, and the NTI Preferred Stock and any other shares of capital stock of NTI that may be authorized after the date hereof.

“NTI Series B-1 Stock” shall mean the Series B-1 Convertible Preferred Stock, $0.001 per share, of NTI.

“Party” shall mean NTI, and each of the stockholder signatories hereto.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any domestic or foreign governmental, administrative, judicial or regulatory authority.

Section 2. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants, severally but not jointly, to NTI that set forth in Exhibit B opposite the name of such Stockholder are all shares of NTI Stock owned of record or beneficially by such Stockholder immediately prior to the Series B-1 Closing (as defined in the Stock Purchase Agreement). Except as set forth in Exhibit B, (i) such Stockholder has the exclusive right to vote such securities in the manner required under this Agreement and (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any such securities (other than this Agreement) which would prevent such Stockholder from voting such securities in the manner required under this Agreement.

Section 3. Voting

Section 3.1 Agreement to Vote. Each Stockholder hereby agrees that, at any meeting of the stockholders of NTI, however called, and at every adjournment thereof, and in any action by written consent of the stockholders of NTI, to vote (or cause to be voted) all of the shares of NTI Stock to which he is entitled to vote (including, without limitation, shares of any class of NTI Preferred Stock whether such shares are to be voted separately as a class or, together with shares of other classes or on an as-converted basis) in favor of the approval and adoption of the Third Amended and Restated Certificate of Incorporation of NTI, in substantially the form attached hereto as Exhibit C (the “Third Restated Charter”).

Section 3.2 Agreed Changes to the Third Restated Charter. The parties hereto agree that certain changes are required to be made to the Third Restated Charter prior to its filing. These changes include:

(a) Changes to the number of authorized shares of capital stock and price per share of the Series B-2 Preferred in accordance with the terms and conditions of the Stock Purchase Agreement, and

(b) Conforming changes to reflect any amendments to NTI’s Second Restated Charter made after the Initial Series B-1 Closing Date and prior to the Series B-2 Closing Date.

Section 4. Miscellaneous

Section 4.1 Entire Agreement. This Agreement represents the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

Section 4.2 Amendments and Waivers. This Agreement may only be amended by a subsequent writing signed by (i) DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership and James Hynes and (ii) holders of a majority in voting power of the remaining holders of NTI Common Stock who are parties hereto, provided, however that no such amendment shall apply to any individual holder of NTI Common Stock who does not execute such amendment. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

Section 4.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

Section 4.4 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

Section 4.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law (other than the law governing conflict of law questions) of the State of Delaware.

Section 4.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. NTI may not assign its rights under this Agreement.

Section 4.8 Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the Party making the same, shall specify the section of this Agreement pursuant to which it is given or being made, and shall be deemed given or made (i) on the date delivered if delivered by telecopy or in person, or (ii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Neutral Tandem, Inc.
1 South Wacker Drive
Suite 200
Chicago, IL 60606
	Attention:	James P. Hynes
	Telephone:	(312) 384-8000
	Facsimile:	(312) 346-3276

With a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
	Attention:	Karen L. Linsley, Esq.
	Telephone:	(617) 338-2871
	Facsimile:	(617) 338-2880

If to the Stockholders, to:

such Stockholder at the address set forth on Exhibit A;

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.

Section 4.9 Specific Performance. The Parties agree that the remedy at law for any breach of this Agreement will be inadequate and that any Party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such Party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other equitable relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each Party waives any objection to the imposition of such equitable relief on the basis that there is an adequate remedy at law.

Section 4.10 Termination. This Agreement shall terminate upon the earlier to occur of (i) the date of the Series B-2 Closing and (ii) December 31, 2005.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto had caused this Agreement to be duly executed and delivered as of the day and year first above written.

NEUTRAL TANDEM, INC.

By:	/s/ John Barnicle
Name:	John Barnicle
Title:	President

[Signature page to Voting Agreement]

DCM III, L.P.

By:	DCM Investment Management III, L.L.C.
Its General Partner

By:	/s/ D. R. Doll
Name:	Dixon R. Doll
Title:	Managing Member

DCM III-A, L.P.

By:	DCM Investment Management III, L.L.C.
Its General Partner

By:	/s/ D. R. Doll
Name:	Dixon R. Doll
Title:	Managing Member

DCM AFFILIATES FUND III, L.P.

By:	DCM Investment Management III, L.L.C.
Its General Partner

By:	/s/ D. R. Doll
Name:	Dixon R. Doll
Title:	Managing Member

[Signature page to Voting Agreement]

NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By:	NEA Partners 10, Limited Partnership
Its General Partner

By:	/s/ C.A. Trainor, III
Name:	C. A. Trainor
Title:	Administrative General Partner & Chief Operating Officer

NEA VENTURES 2003, LIMITED PARTNERSHIP

By:	/s/ Pamela J. Clark
Name:	Pamela J. Clark
Title:	Vice President

[Signature page to Voting Agreement]

/s/ James P. Hynes
James P. Hynes

/s/ Ronald W. Gavillet
Ronald W. Gavillet

/s/ Christopher F. Swenson
Christopher F. Swenson

/s/ John Barnicle
John Barnicle

/s/ Robert M. Junkroski
Robert M. Junkroski

/s/ Jeffrey C. Wells
Jeffrey C. Wells

[Signature page to Voting Agreement]